UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) —May 1, 2012

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 1, 2012, pursuant to a merger agreement (the “Agreement”) dated February 16, 2012, with Tamarac Inc., a Washington corporation (“Tamarac”), Envestnet completed the merger of its wholly owned subsidiary with and into Tamarac (the “Merger”). As a result of the Merger, Tamarac will continue as a wholly owned subsidiary of Envestnet.

Under the terms of the Agreement, Envestnet paid approximately $54 million in cash for all of the outstanding shares of Tamarac, subject to certain post-closing adjustments. Envestnet funded the Merger price with available cash.

The foregoing summary of the Agreement and the Merger does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which was filed as Exhibit 10.17 to Envestnet’s Annual Report on Form 10-K for the year ending December 31, 2011, and is incorporated herein by reference.

In connection with the Merger, Envestnet has established a management equity incentive plan (the “Plan”) funded with 1,024,000 shares of Envestnet common stock for the benefit of certain members of Tamarac management. Up to $7 million of such shares will be distributable at pre-established intervals, but in no event later than May 15, 2015, based on Tamarac meeting certain financial targets. In addition, at the closing of the Merger, members of Tamarac management used a portion of the Merger consideration received by them to acquire shares in, and options to acquire, Envestnet common stock. The awards under the Plan were granted as a material inducement to employment with Envestnet as contemplated by Section 303A.08 of the New York Stock Exchange Listed Company Manual. The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 4.3 to Evestnet’s Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 1, 2012, and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

Pursuant to the Plan and in accordance with the Agreement, at the closing of the Merger Envestnet issued to certain members of Tamarac’s management participating in the Plan options exercisable into 232,150 shares of Envestnet common stock. Plan participants are generally restricted from exercising the options or disposing of the shares for a period of two years from the applicable grant date or issuance date. The per share exercise price of each option is equal to the price per share of Envestnet common stock as of market close on April 30, 2012. The options were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The sale of the options did not involve any public offering and each Plan participant either received or had access to adequate information about Envestnet in order to make an informed investment decision. No advertising or general solicitation was made in connection with the issuance of the options.

Item 8.01.	Other Events.

On May 1, 2012, Envestnet issued a press release announcing completion of the Merger referred to in Item 2.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

As permitted by 9.01(a)(4) of Form 8-K, the financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report must be filed.

(b) Pro Forma Financial Information.

As permitted by 9.01(a)(4) of Form 8-K, the pro forma financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Report must be filed.

(d)	Exhibits.

99.1	Press release, dated May 1, 2012, regarding completion of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter D’Arrigo
Name: Peter D’Arrigo
Title: Chief Financial Officer

Date: May 1, 2012